Exhibit 10.1
Amendment to the
Layne Christensen Company
2006 Equity Incentive Plan
     This Amendment, dated May 31, 2006, by Layne Christensen Company (the “Company”), amends the Layne Christensen Company 2006 Equity Incentive Plan (the “Plan”).
Recitals:
     A. On April 24, 2006, the Company’s Board of Directors (the “Board”) approved the Plan, subject to stockholder approval being received prior to April 23, 2007, in order to encourage employees of the Company and its affiliates and subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Company.
     B. The Board desires to amend the Plan to prohibit the “repricing” of any stock options granted under the Plan without Company stockholder approval.
     C. Pursuant to Section 14.1 of the Plan, the Board may amend the Plan.
Amendment:
     Now, Therefore, the Board hereby amends the Plan by replacing Section 6.2(i) in its entirety with the following Section 6.2(i):
(i)	Adjustment of Options. Subject to the limitations set forth below and those contained in Sections 6 and 14, the Committee may make any adjustment in the Option Exercise Price, the number of Shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Exercise Price, number of Shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option; provided, however, the Committee may not, without stockholder approval (i) amend an Option to reduce its Option Exercise Price, (ii) cancel an Option and regrant an Option with a lower Option Exercise Price than the original Option Exercise Price of the cancelled Option, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of “repricing” an Option, as defined under applicable NASDAQ rules or the rules of the established stock exchange or quotation system on which the Company Stock is then listed or traded. The Committee also may not adversely affect the rights of any Option Holder to previously granted Options without the consent of such Option Holder. If such action is affected by the amendment, the effective date of such amendment shall be the date of the original grant. Any adjustment, modification, extension or renewal of an Option shall be effected such that the Option is either exempt from, or is compliant with, Code section 409A.
     In Witness Whereof, the Company has caused this Amendment to be adopted by its duly authorized officer as of the date first stated above.

Layne Christensen Company
By: /s/ A. B. Schmitt
Andrew B. Schmitt, President